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                              ABN AMRO HOLDING N.V.

                              RULES OF THE ABN AMRO
                       GLOBAL KEY EMPLOYEE RETENTION PLAN

                Approved by the Managing Board on 6 February 2007

                  Amended on 19 February 2007 and 5 March 2008

                                  WHITE & CASE

                               5 Old Broad Street
                                 London EC2N 1DW

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                   ABN AMRO GLOBAL KEY EMPLOYEE RETENTION PLAN

1.   Definitions and Interpretation

1.1  Definitions

     In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings:

     Acquirer       all or any of the following, as appropriate:

                    (i) THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland (registered no. SC45551), whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YE ("RBS") and any parent or subsidiary of RBS or its parent;

                    (ii) BANCO SANTANDER CENTRAL HISPANO, S.A., a company incorporated in Spain (registered at the Cantabria Commercial Registry), whose registered office is at Paseo de Pereda 9-12, Santander, Spain ("Santander") and any parent or subsidiary of Santander or its parent; and

                    (iii) FORTIS N.V., a company incorporated in The Netherlands (registered no. 300.72.145 at the Utrecht Trade Register), whose registered office is at Archimedeslaan 6, 3584 BA, Utrecht, The Netherlands and FORTIS SA/NV, a company incorporated in Belgium (registered no. 0.451.406.524), whose registered office is at 20 Rue Royale, Brussels B-1000, Belgium (together "Fortis") and any parent or subsidiary of Fortis (Fortis N.V. or Fortis SA/N.V) or its or their parent(s), each of (i) (ii) and (iii) above being severally a "Consortium Member Group",

                    and for the purposes of these Rules, a company is a "subsidiary" of another company (its "parent") if that parent:

                    (a) holds a majority of the voting rights in the subsidiary; or

                    (b) is a member or shareholder of the subsidiary and has the right to appoint or remove a majority of its board of directors (managing board or supervisory

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                    board); or

                    (c) is a member or shareholder of the subsidiary and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it,

                    or if the subsidiary is a subsidiary of a company which is itself a subsidiary of the parent.

     Associate      an entity is an associate of any other entity which it
                    Controls, or which it is Controlled by, or with which it is under common Control.

     Award          an award of Units granted under this Plan.

     Award Date     the date on which the Committee has resolved that an Award is granted under Rule 3.1.6.

     Bank           ABN AMRO Bank N.V.

     Beneficiaries  one or more persons designated by a Participant or the
                    Committee to receive any payment under the Plan following the Participant's death.

     Board the managing board of ABN AMRO Holding N.V. or a duly authorised committee of the managing board of ABN AMRO Holding N.V.

     Bonus Amount   the amount determined in accordance with Rule 3.4 or
                    Rule 3.5.

     Business Day   any day on which the Euronext exchange is open for business in Amsterdam.

     Cessation Date the date which is the earlier of:

                    (i) the date on which a Participant ceases to be employed or engaged as provided under Rule 6.1; and

                    (ii) the date on which notice is given by the Participant or his Employing Company to the other to terminate the Participant's employment whether or not with immediate effect.

     Committee      the committee appointed under Rule 2.1.

     Competitive    (i) engaging in any activity following the Cessation Date or
     Activity       accepting an offer of employment with or being employed by or participating in or being interested in any business
                    (directly or indirectly,

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                    either alone or jointly with or on behalf of any third party and whether on the Participant's own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever) in each case which in the opinion of the Committee in its discretion competes with any business activity of any Group Company and, for the avoidance of doubt, businesses conducted by Group Companies may compete with business activities of other Group Companies for the purposes of this definition;
                    or

                    (ii) a deemed occurrence of Competitive Activity under Rule 6.8.

     Control (i) in the case of a company only, the possession by a person or entity of at least 33 per cent of the voting power attributable to the entire issued share capital of that company; and

                    (ii) in the case of any entity including a company, the ability by any means (including without limitation by virtue of powers conferred by the bye-laws, articles of association or any other document regulating that entity) to secure that the affairs of that entity are conducted in accordance with the wishes of another person or entity and "Controls" and "Controlled" shall be construed accordingly.

     Declaration    the declaration to be made by a Participant as to any
                    Competitive Activity under Rule 6.8.

     Deferral Rate  a percentage of a Participant's Bonus Amount.

     Detrimental    where the Participant:
     Activity
                    (i) uses or communicates (in either case) in a manner which is not authorised in writing by a Group Company or required by law, any secret, confidential or proprietary information which is not publicly available concerning any Group Company or their respective clients or customers;

                    (ii) directly or indirectly persuades or attempts directly or indirectly to persuade any employee of any Group Company to breach any of the terms of their employment with any Group Company;

                    (iii) solicits or induces or endeavours to solicit or induce any person to cease working for any Group

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                    Company where such person is or was on the Cessation Date
                    engaged at director level or above of any Group Company;

                    (iv) causes deliberate damage to the property of any Group Company;

                    (v) commits theft from any Group Company or any person on any Group Company premises;

                    (vi) commits or threatens to commit physical violence (including fighting or assault on another person who is employed or engaged by any Group Company);

                    (vii) commits fraud or deliberate falsification of records which affects any Group Company;

                    (viii) commits any breach of personal account dealing rules that were applicable to the Participant whilst in the employment of his Employing Company for so long as any such personal account dealing rules are applicable to former employees of such Employing Company;

                    (ix) commits any breach of compliance rules or procedures that were applicable to the Participant whilst in the employment of his Employing Company for so long as such compliance rules or procedures are applicable to former employees of such Employing Company;

                    (x) commits serious negligence which causes or may cause unacceptable loss, damage or injury (whether physical, financial or otherwise) to any Group Company;

                    (xi) engages in behaviour which in the reasonable opinion of the Committee is deliberately prejudicial to the good name of any Group Company; or

                    (xii) discriminates on the grounds of sex, race, ethnicity, nationality, religion, political belief, marital status, gender reassignment, sexual orientation, age or disability against another employee, agency or contract worker, any client or customer of any Group Company, any visitor to any Group Company's premises or any other third party to whom any Group Company may owe a duty to prevent such discrimination. For these purposes, discrimination shall include harassment and

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                    victimisation,

                    and the Committee in its discretion shall determine whether any of (i)-(xii) above has occurred for the purposes of the Plan.

     Eligible       (i) any employee (including a director who is an employee)
     Person         of a Group Company; or

                    (ii) any individual engaged on a fixed term contract by a Group Company,

                    provided such an employee or individual has neither given notice to nor received notice from his Employing Company to terminate his employment or engagement, whether or not with immediate effect, unless he is to be employed or engaged by another Group Company immediately following such termination.

                    The Committee may also, in its discretion, at any time (including with retrospective effect) deem any employee of, or any individual engaged on a fixed term contract by, a Group Company (notwithstanding any notice having been given or received by any Group Company by or in respect of such person), to be an Eligible Person.

     Employing      the Group Company by which a Participant is employed or
     Company        engaged on a fixed term contract or, if the Participant is employed or engaged by more than one Group Company, the Group Company so designated by the Committee.

     Final Value    the final value of the Units determined in accordance
                    with Rule 4.3.

     Gross          includes but is not limited to:
     Misconduct
                    (i) physical violence (including fighting or assault on another person) while employed or engaged by a Group
                    Company;

                    (ii) fraud or deliberate falsification of records which affects any Group Company;

                    (iii) theft from any Group Company or any person on any Group Company premises;

                    (iv) any breach of any personal account dealing rules operated by any Group Company issued from time to

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                    time;

                    (v) any breach of compliance rules or procedures of any Group Company issued from time to time;

                    (vi) breach of confidentiality which affects any Group Company;

                    (vii) serious negligence which causes or may cause unacceptable loss, damage or injury (whether physical, financial or otherwise) to any Group Company;

                    (viii) serious acts of insubordination while employed or engaged by a Group Company;

                    (ix) deliberate damage to any Group Company property;

                    (x) being charged with and/or convicted of a criminal offence while employed or engaged by a Group Company which in the opinion of the Committee demonstrates unsuitability for further employment with any Group Company;

                    (xi) serious incapability through alcohol or being under the influence of illegal drugs or other proscribed substances at any time while employed or engaged by a Group Company (whether or not on any Group Company's premises);

                    (xii) behaviour which in the reasonable opinion of the Committee is prejudicial to the good name of any Group Company;

                    (xiii) serious breach of health and safety regulations while employed or engaged by a Group Company;

                    (xiv) any misrepresentation or false statement made during the application process for a job with any Group Company;

                    (xv) discrimination on the grounds of sex, race, ethnicity, nationality, religion, political belief, marital status, gender reassignment, sexual orientation, age or disability against another employee, agency or contract worker, any client or customer of any Group Company, any visitor to any Group Company's premises or any other third party to whom any Group Company may owe a duty to prevent such discrimination. For these purposes, discrimination shall include harassment and

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                    victimisation; and

                    (xvi) any action(s) or omission(s) which would allow the Employing Company to dismiss the Participant due to a repudiatory breach of contract,

                    and the Committee in its discretion shall determine whether any such event has occurred for the purposes of the Plan.

     Group Company  (i) in relation to a Participant who is not subject to
                    Separation,

                    (a) each of the Bank, RFS Holdings B.V. and ABN AMRO Holding N.V.; and

                    (b) any entity which is an Associate of any of the entities in (a); and

                    (ii) in relation to a Participant who is subject to Separation, each entity comprised within the relevant Consortium Member Group.

     Initial Value  the Initial Value of the Units calculated in accordance with
                    Rule 3.3.

     Interim Value  the amount that would be received by a Participant in the event that his Units become Vested and payable on any given date, based on the value of the Shares and Investments in which the Participant's Units have been notionally invested on such date.

     Investments    Shares, interests in managed funds or other shares,
                    securities or investments of any kind selected by the Committee under Rule 3.1.3.

     IRC US Internal Revenue Code of 1986, as amended from time to time, including rules and regulations made under it and any successor rules and regulations.

     Mutual         any termination of the employment of a Participant with all
     Termination    Group Companies by mutual agreement between the Participant and the Participant's Employing Company and as approved by the Committee in its discretion.

     New Employer   any person or entity from whom a Participant has accepted an offer of employment or engagement or by whom the Participant is employed or engaged or in whose business the Participant is participating or otherwise interested in, as a partner, consultant,

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                    principal, shareholder, director or otherwise howsoever,
                    whether directly or indirectly and whether on a paid or unpaid basis.

     Participant    a person to whom Units have been granted which have not been forfeited or lapsed in accordance with Rule 6 which shall include, unless the context otherwise requires, the personal representatives or Beneficiaries of such a person who has died.

     Participant    a Participant whose employment, or whose employer, has been
     who is         transferred to an entity comprised in a Consortium Member
     subject to     Group. For the avoidance of doubt, a Participant who is not
     Separation     yet subject to Separation and otherwise ceases to be
                    employed by a Group Company that is not an Acquirer and immediately becomes employed by an entity comprised within a Consortium Member Group shall for the purposes of these Rules be deemed for all purposes to have been subject to Separation.

     Plan this plan, known as the "ABN AMRO Global Key Employee Retention Plan" or "GKERP", as amended, revised or substituted from time to time.

     Qualified Sale a sale of ABN AMRO Holding N.V. or the Bank where, in either case, a "sale" means a sale that qualifies as a change in ownership or effective control of the relevant company, or in the ownership of a substantial portion of the assets of the relevant company, within the meaning of Section 409A(a)(2)(A)(v) of the IRC. Realisation a hypothetical sale on the open market (or maturity or other realisation) of the Shares and Investments in which the Participant's Units have been notionally invested.

     Redundancy     a Participant's cessation of office or employment by a
                    reason wholly or mainly attributable to:

                    (i) the cessation or intended cessation (whether permanently or temporarily and for any reason) by an Employing Company or business unit of the business in which the Participant was employed (including carrying out work in a particular location); or

                    (ii) the cessation or reduction or expected cessation or reduction (whether permanently or temporarily

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                    and for any reason) in the requirements of an Employing
                    Company or business unit for employees to carry out work of a particular kind (including carrying out work in a particular location).

     Rules these rules of the Plan, as amended, revised or substituted from time to time.

     Sale           in relation to a Participant:

                    (i) the sale of the Participant's Employing Company; or

                    (ii) the sale or transfer of the business or part of the business, in which the Participant works,

                    to (in either case) a person or entity other than a Group Company.

     Second         in relation to any Units, the second Date anniversary of the
     Anniversary    Award Date or, if that date is not a Business Day, the first
     Date           Business Day following that date.

     Separation     the division of the businesses of ABN AMRO Holding N.V. and its subsidiaries between the Acquirers.

     Shares         shares in the capital of any Group Company.

     Third          in relation to any Units, the third anniversary of the Award
     Anniversary    Date or, if that date is not a Business Day, the first
     Date           Business Day following that date.

     Threshold      the minimum amount of Bonus Amount awarded to an Eligible
                    Person in a Year in order for the Eligible Person to be selected by the Committee for participation in the Plan, except where Rule 3.6 applies.

     Units unfunded, unsecured notional credits, representing notional interests in Shares or other Investments, and whose status depends on whether they are Vested or Unvested.

     Unvested in relation to any Units, that the Units have not Vested and that the Participant to whom the Units were granted has no present right to any payment in relation to those Units.

     US Taxpayer    a US Taxpayer is defined as

                    (i) an individual who is a US citizen or US resident

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                    alien (as defined in the IRC) or who is subject to US income tax when the individual first has a legally binding right
                    (as described in Rule 3.4.4) to a bonus or award subject to the applicable Award; or

                    (ii) in the case of an individual who is not a US citizen, US resident alien or subject to US income tax on the date such individual first has a legally binding right to such a bonus or award which is subject to conditions but becomes a US citizen, US resident alien or subject to US income tax on or prior to the date any such conditions applicable to such bonus or award are first satisfied, then such individual is a US Taxpayer.

                    Notwithstanding the above, an Eligible Person who, in accordance with the above definition, is a US Taxpayer for the purposes of any bonus or award in respect of a Year shall be treated as a US Taxpayer for the purposes of all bonuses and awards taken into account under the Plan for such Eligible Person in respect of such Year.

     Vested in relation to any Units, that the Units entitle the Participant to whom the Units were granted to payment of the Final Value of the Units, subject to Rules 6 and 7.

     Vesting Date   in relation to any Units, the date on which the Units become
                    Vested in accordance with Rule 5 or Rule 6.

     Year           a financial year of the Bank.

1.2  Interpretation

     In this Plan, headings are for convenience only and are not to be considered part of the Rules and, where the context permits:-

     1.2.1 the singular shall include the plural and vice versa and the masculine shall include the feminine and vice versa; and

     1.2.2 any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

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1.3  For the avoidance of doubt, these Rules, as amended on 5 March 2008, apply to Awards granted in 2007 and 2008.

2.   The Committee

2.1  Appointment

     A committee shall be appointed by the Board for the purposes of administering the Plan. The Board may appoint and remove members of such committee as it determines from time to time.

     As soon as practicable, the ultimate parent of each Consortium Member Group shall appoint a separate Committee for the purpose of administering the Plan in relation to the Participants whose employment, or whose employer, has been transferred to an entity comprised within that Consortium Member Group or are otherwise subject to Separation. Reference to "Committee" in these Rules (including Rule 2.2) shall be understood as being a reference to the relevant Committee from time to time for each Participant.

2.2  Delegation

     The Committee may delegate any of its powers, authorities or discretions under the Plan to any person or entity or body as the Committee shall determine. For the avoidance of doubt, all references to the "Committee" in this Plan should be understood as being a reference to the Committee or any person or entity or body to whom the Committee has delegated its authority.

3.   Awards

3.1  Process

     The Committee may grant Awards in relation to a Year in the following manner at such time as the Committee shall determine:

     3.1.1 the Committee shall determine the Threshold in relation to the Year, which may be different for different Group Companies, different business units or divisions of the Bank, or Eligible Persons in different countries;

     3.1.2 the Committee shall determine the Deferral Rates which will apply to that Year for different Group Companies, different business units or divisions of the Bank, or Eligible Persons in different countries;

     3.1.3 the Committee shall determine the Investments in which Units may be notionally invested;

     3.1.4 the Committee shall select Eligible Persons to whom it shall make Awards;

     3.1.5 in relation to each selected Eligible Person, the Committee shall calculate in accordance with Rule 3.3 the Initial Value of the Units to be awarded to that Eligible Person;

     3.1.6 Awards shall be granted by resolution; and

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     3.1.7 the Committee shall notify each Participant of that Participant's
          Award and the Initial Value of Units comprised in the Award and shall invite the Participant to request for part of the Initial Value of the Participant's Units to be notionally invested in Investments in accordance with Rule 4.2.2.

3.2  Non-transferability

     The Units awarded under the Plan shall be personal to the Participant to whom the Units were awarded and, except where personal representatives or Beneficiaries are entitled to payment following the death of a Participant (under Rule 6.2), neither the Units nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. For the avoidance of doubt, the Units may not be used as security for any loans or other borrowings.

3.3  Calculation of Initial Value

     The aggregate Initial Value of the Units awarded to an Eligible Person shall be calculated by multiplying the applicable Deferral Rate(s) by the Eligible Person's Bonus Amount, which shall be determined by the Committee as described in Rule 3.4 if the Eligible Person is a US Taxpayer and as described in Rule 3.5 if the Eligible Person is not a US Taxpayer.

3.4  Determination of Bonus Amount - US Taxpayer

     3.4.1 Subject to Rules 3.4.2 to 3.4.4, the Bonus Amount of an Eligible Person who is a US Taxpayer shall include and be limited to:

           o any bonus (excluding any bonus that by its terms is expressly stated not to be subject to the Plan) that may be awarded to the Eligible Person by any Group Company; and

           o to which the Eligible Person has a legally binding right during a Year.

     3.4.2 If the Eligible Person is awarded more than one bonus (for example, a discretionary bonus and a guaranteed bonus) in respect of the relevant Year (excluding any bonus that by its terms is expressly stated not to be subject to the Plan) and has a legally binding right to at least one such bonus during that Year, the Eligible Person's Bonus Amount will be the aggregate of such bonuses.

     3.4.3 Any bonus which is included in the Bonus Amount in respect of a Year shall not be included in the Bonus Amount in respect of any subsequent Year or in the corresponding calculation under any successor to the Plan and the Bonus Amount shall not otherwise be calculated in a manner which would result in a duplication of benefits or payments under the Plan or any successor to the Plan.

     3.4.4 For the purposes of this Rule 3.4, an Eligible Person has a "legally binding right" to a bonus if that bonus may not be reduced unilaterally or eliminated by any person after the Eligible Person performs the services creating the right to that bonus. If the right to the bonus is subject to a discretion which permits

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           reduction or elimination of the bonus, then the Eligible Person shall be considered to have a legally binding right to the bonus if that discretion:

           o is available or exercisable only upon a condition (such as the failure to satisfy the vesting conditions of the Plan); or

           o    lacks substantive significance.

3.5  Determination of Bonus Amount - other Eligible Persons

     The Bonus Amount of an Eligible Person who is not a US Taxpayer shall include any bonus or award that may be awarded to that Eligible Person by any Group Company in respect of the relevant Year and the Committee shall determine in its discretion what portion of such bonus or award does, or does not constitute a bonus or award for these purposes.

3.6  Discretion of the Committee

     Notwithstanding Rules 3.1 and 3.3-3.5, the Committee may, in its discretion, grant an Award to an Eligible Person that is not related to that Eligible Person's Bonus Amount (if any) and, in such circumstances, the Initial Value of the Units comprised in such Award shall be determined by the Committee in its discretion.

4.   Notional investments and Final Value

4.1  General

     For the avoidance of doubt, a Participant's Units will not give that Participant any right to or interest in any Investments. However, the Final Value of a Participant's Units shall be determined by reference to the value of the Investments in which an amount equivalent to the Initial Value of those Units is notionally invested, as described in Rules 4.2 - 4.4. Notional investments shall be deemed acquired by hypothetical purchases occurring on a single date or a series of dates and, for the avoidance of doubt, hypothetical purchases may be made using an average price on a series of dates determined by the Committee in its discretion.

4.2  Notional investments

     4.2.1 A percentage determined by the Committee (which may be zero) of the Initial Value of a Participant's Units may be notionally invested in Shares or any other specified Investments.

     4.2.2 The Participant may, by submitting a form in a manner and within a timescale determined in the Committee's discretion, request that stated percentages of the balance of the Initial Value of the Units (after any required notional investment under Rule 4.2.1) be notionally invested in a combination of all or any of the following:

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           o    Shares; and

           o    other Investments determined under Rule 3.1.3.

           The Committee shall not be bound by any such request made by a Participant and may determine in the Committee's discretion (after any required notional investment under Rule 4.2.1) that the balance of the Initial Value of a Participant's Units shall be notionally invested in any way the Committee may choose in accordance with Rule
           4.2.3. below;

     4.2.3 At least seven working days prior to the latest date for the submission of the form referred to in Rule 4.2.2 above, the Committee shall inform the Participant of the notional investments that shall be made in respect of the Initial Value of the Participant's Units in theevent that the Participant fails to submit such a form on or beforethe latest date for the submission of such form or in the circumstances referred to in Rule 4.2.2. above.

4.3  Final Value

     The Final Value of a Participant's Units shall be calculated by the Committee, by determining the amount that would be received on a Realisation. That Realisation may take place on a date or series of dates and, for the avoidance of doubt, the amount received on that Realisation may be calculated by reference to average amounts received on hypothetical sales occurring on a series of dates selected by the Committee in its discretion.

4.4  Interim Value

     The Committee may notify a Participant of the Interim Value of his Units from time to time. In order to determine this figure, the Committee shall perform the same calculation as set out in Rule 4.3.

5.   Vesting

     Subject to Rule 6, unless the Committee determines otherwise prior to the Award Date (or in the case of an Eligible Person who is a US Taxpayer, prior to the date on which that Eligible Person first has a legally binding right to the applicable bonus), the Units granted to a Participant shall become Vested proportionately as follows:

     Proportion of Units Vested               Vesting Date

     50%                                      Second Anniversary Date
     Balance                                  Third Anniversary Date

6.   Termination of employment

6.1  Application of Rule

     If, before Separation or after Separation but otherwise than as part of being or becoming subject to Separation, a Participant ceases to hold employment with any Group Company or the Participant's fixed term contract with any Group Company terminates (and the Participant does not remain or immediately become employed or

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     engaged by any other Group Company without any break in service) for whatever reason, then the provisions of this Rule 6 shall apply, subject to Rule 6.11.

6.2  Death of Participant

     If the cessation set out in Rule 6.1 shall occur by reason of the Participant's death then all the Participant's Units shall become Vested immediately.

6.3  Redundancy, Sale and Mutual Termination

     If the cessation set out in Rule 6.1 shall occur by reason of the Participant's Redundancy or Mutual Termination, or solely by reason of a Sale, then the Participant's Units shall continue to Vest on the Second Anniversary Date and Third Anniversary Date (as appropriate) as if the cessation had not occurred unless at any time prior to payment to the Participant under Rule 7.1, the Participant engages or has engaged in any Detrimental Activity, in which event the provisions of Rule 6.6 shall apply.

6.4  Other reasons

     If the cessation set out in Rule 6.1 shall occur for any reason other than the Participant's death, Redundancy, Mutual Termination or by reason of a Sale, then the Participant's Units shall continue to Vest on the Second Anniversary Date and Third Anniversary Date (as appropriate) and payment shall be made in due course under Rule 7.1 as if the cessation had not occurred unless:

     6.4.1 the cessation set out in Rule 6.1 occurred by reason of the Participant's Gross Misconduct, in which event the provisions of Rule
           6.5 shall apply; or

     6.4.2 at any time prior to payment under Rule 7.1, the Participant engages or has engaged in any Detrimental Activity, in which event the provisions of Rule 6.6 shall apply; or

     6.4.3 at any time, on or prior to the Third Anniversary Date, the Participant engages or has engaged in any Competitive Activity, in which event the provisions of Rule 6.7 shall apply, subject to Rule
           6.10 (Competitive Activity exception).

6.5  Gross Misconduct

     If this Rule 6.5 applies by virtue of Rule 6.4.1, unless the Committee in its discretion decides that Rule 6.4.1 does not apply, the Participant's Units shall be forfeited and the Participant shall not receive any payment (or where a payment has already been made, any further payment) or any rights under this Plan.

6.6  Detrimental Activity

     If Rule 6.4.2 applies or this Rule 6.6 applies by virtue of Rule 6.3, unless the Committee determines otherwise in its discretion, the Participant's Units shall be forfeited and the Participant shall not receive any payment (or where a payment has already been made, any further payment) or any rights under this Plan.

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
6.7  Competitive Activity

     If Rule 6.4.3 applies, on the first date of Competitive Activity, the Participant shall:

     6.7.1 retain any Units which have Vested as at the first date of Competitive Activity; and

     6.7.2 cease to be entitled to any Unvested Units as at the first date of Competitive Activity, even if the Competitive Activity is discovered after that date, unless the Committee in its discretion determines otherwise.

6.8  Declaration

     If Rule 6.4 applies, the Participant shall be required at regular intervals (determined by the Committee and notified to the Participant) between the Cessation Date and the Third Anniversary Date to give notice and declare in such notice the name of the Participant's New Employer (if any) and to provide a description of that New Employer's business. Each declaration shall be made:

     6.8.1 in a form notified by the Committee to the Participant;

     6.8.2 by means notified by the Committee to the Participant; and

     6.8.3 before a due date notified by the Committee to the Participant. The due date shall fall no earlier than the date three weeks after the date on which the Committee notifies the Participant of the requirement to make the declaration, and in the event that the Participant fails to make such declaration by the due date notified to him by the Committee, the Participant shall be conclusively deemed to have engaged in Competitive Activity and Rule 6.4.3 shall apply accordingly.

6.9  Discretion

     6.9.1 If Rule 6.3 or 6.4 applies, the Committee may in its discretion determine that the Participant's Units shall Vest immediately or at a particular date which falls prior to the date when the Units would otherwise Vest.

     6.9.2 In the event that the Committee exercises its discretion as set out in any of Rules 6.5 to 6.7, then the Committee in its discretion may determine when and to what extent the Participant's Units shall Vest.

     6.9.3 Where the Committee exercises its discretion under Rules 6.9.1 or 6.9.2, the Committee may also determine in its discretion when payment under Rule 7.1 shall be made, except in the case of a Participant who is a US Taxpayer.

     6.9.4 In the case of a Participant who is a US Taxpayer, the Committee shall not have discretion under Rules 6.9.1 or 6.9.2 if such discretion is contrary to Rule 10.2.

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
     6.9.5 If a cessation set out in Rule 6.1 of a Participant who is a US Taxpayer shall occur in any circumstances within a period of two years following a Qualified Sale, then any Units held by such Participant with an Award Date prior to 1 March 2008 shall Vest and be paid underRule 7.1 immediately following the occurrence of such cessation. For the avoidance of doubt, this Rule 6.9.5 shall not apply to Units with a later Award Date.

6.10 Competitive Activity exception

     Rules 6.4.3 and 6.7 shall not apply to a Participant who was employed immediately prior to the Cessation Date by any member of the Consortium Member Group in (ii) of the definition of Acquirer in Rule 1.1 (Definitions) in respect of Units with an Award Date prior to 1 March 2008. For the avoidance of doubt, Rules 6.4.3 and 6.7 shall apply to that Participant in respect of Units with a later Award Date.

6.11 Special leaver exception

     In the event that a Participant ceases to hold employment with a Group Company or the Participant's fixed term contract with a Group Company terminates and the Participant immediately after such cessation becomes an employee of any member of the Consortium Member Group in (ii) of the definition of Acquirer in Rule 1.1 (Definitions), then Rule 6 shall apply to Units held by that Participant that have an Award Date prior to 1 March 2008 as if his new employer was not a Group Company.

7.   Payment

7.1  Method of Payment

     Subject to Rule 7.3, as soon as practicable after each Vesting Date (or, in the case of any part of a Participants' Units (the "Delayed Units") that have been notionally invested in an Investment the terms of which provide for distribution at a date later than the Vesting Date, as soon as practicable after that later date, provided that the later date is specified prior to the Award Date), the Committee shall determine the Final Value of a Participant's Vested Units (other than any Delayed Units) in accordance with Rule 4.3. As soon as practicable following this determination, the Committee shall procure payment to the Participant by means of either or a combination of the following, in the discretion of the
     Committee:

     7.1.1 a cash, cheque or direct transfer payment to a bank account nominated by the Participant;

     7.1.2 the transfer of assets of whatever form to a nominee or custodian account nominated by the Participant,

     provided that the aggregate value of the cash payment and assets (if any) transferred at the date of payment is equal to the Final Value of the Vested Units (other than any Delayed Units). At the due date of distribution in relation to Delayed Units the Committee shall determine the Final Value of the Delayed Units and follow the procedures of this Rule 7.1 in relation to the payment to the Participant in respect of such Delayed Units.

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7.2  Status of Units following payment

     Following payment in accordance with Rule 7.1, the Vested Units will be fully satisfied and shall lapse and cease to be of any effect or to carry any rights for the Participant.

7.3  Withholding

     The Bank, a Participant's Employing Company, or any agent of either may withhold any amount or make any arrangements which it considers necessary to satisfy any liability to tax, social security, social tax and similar contributions which may arise from the grant, Vesting, payment, transfer, release or cancellation of Units awarded to the Participant.

8.   Terms of employment

     The Rules do not form part of any Eligible Person's terms of employment and nothing in the Plan may be construed as imposing on any Group Company a binding obligation, contractual or otherwise, to offer participation in the Plan to any Eligible Person or to continue the employment of any Eligible Person. If any Participant ceases to be an Eligible Person for any reason, he shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate him for the loss of any rights under the Plan. The Plan should not be construed as giving any Eligible Person any right to be retained in the employment of any Group Company or to limit, restrict or affect the ability of any Group Company to terminate the employment of any Eligible Person's employment.

9.   Power of the Committee

9.1  Decision of the Committee final

     The decision of the Committee shall be final and binding in all matters relating to the Plan. Any decision made by the Committee shall not bind or be a precedent for any future decisions of the Committee.

9.2  Power of amendment

     The Committee may at any time discontinue the grant of further Awards and may amend any of the Rules of the Plan or an Award in any way it thinks fit, subject to the exceptions set out in Rule 9.3.

9.3  Exceptions

     Subject to Rule 9.4:

     9.3.1 the Units may not be cancelled except under Rule 6 or where (i) the Participant shall have agreed in writing to such cancellation or (ii) the Units are replaced by any Group Company with new rights granted to the Participant under the Plan or any other plan or arrangement and the Committee determines in good faith that these new rights are no less favourable than the Units which they replace; and

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
     9.3.2 no amendment may materially adversely affect a Participant as regards Existing Units awarded prior to the amendment being made except where the Participant has agreed in writing to the amendment. The Committee shall have sole authority to determine whether an amendment materially adversely affects a Participant.

9.4  Amendment for certain purposes

     Notwithstanding Rule 9.3, the Committee may amend any of the Rules of the Plan or the terms of any Award without any requirement to obtain the agreement of any Participant if the Committee determines in its discretion that such amendment or amendments are required or advisable for any Group Company, the Participant, the Plan or Award to satisfy, comply with or meet the requirements of any administrative requirements, law, regulation, rule or accounting standard and/or to avoid adverse tax or other consequences.

9.5  Discretion

     For the avoidance of doubt, any reference made to the discretion of the Committee in these Rules shall mean the sole and absolute discretion of the Committee.

10.  General

10.1 Nature of obligation

     Nothing in the Plan shall give any Participant or third party any right, title, interest or claim in or to any specific asset, fund, reserve, amount or property of any kind whatsoever now or in the future owned by a Group Company.

10.2 Section 409A

     The Committee shall use its reasonable endeavours not to take any action that would cause an Award that is otherwise exempt from Section 409A of IRC to be subject to Section 409A of IRC, or that would cause an Award that is subject to Section 409A of IRC to fail to satisfy the requirements of
     Section 409A of IRC. To the extent that an Award is or becomes subject to
     Section 409A of IRC, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any payment or distribution related to such Award, except as permitted by
     Section 409A of IRC.

11.  Severability

     If any Rule, sub-Rule or provision of the Plan is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other Rules, sub-Rules and provisions of the Plan.

12.  Data Protection

     By participating in the Plan, a Participant consents to the holding and processing of personal data provided by the Participant to the Bank and the Bank's duly authorised agent for all purposes necessary for the operation of the Plan. These include, but are not limited to:

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
     12.1 administering and maintaining Participant records;

     12.2 providing information to third party administrators of the Plan;

     12.3 providing information to potential purchasers of the Bank or the business in which the Participant works; and

     12.4 exporting and importing such data inside and outside the European Economic Area.

13.  Notice

     Any notice to be given by any person for the purposes of the Plan must be in writing and must be given by delivery at or sending first class post or other faster postal service, facsimile transmission or electronic email to the last known postal address or relevant telecommunications number or electronic mail address of the person to whom the notice is addressed. Where notice is given by sending in a prescribed manner, it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice, it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of its actual and deemed receipt by the addressee.

14.  Governing law and jurisdiction

     English law governs the Plan and all Awards and the English Courts shall have non-exclusive jurisdiction over any dispute arising from them.

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